Exhibit 15.5

Our ref    SQG/772919-000001/24730463v2

Lixiang Education Holding Co., Ltd.

No. 818 Hua Yuan Street

Liandu District, Lishui City, Zhejiang Province, 323000

People’s Republic of China

24 August 2022

Dear Sirs

Lixiang Education Holding Co., Ltd.

We have acted as legal advisers as to the laws of the Cayman Islands to Lixiang Education Holding Co., Ltd., an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2021 (“Form 20-F”).

We hereby consent to the reference of our firm under the heading “Enforceability of Civil Liabilities” and “Item 10. Additional Information – E. Taxation – Cayman Islands Taxation” in the Form 20-F.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP